Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Legg Mason, Inc. and its subsidiaries of our report dated May 25, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Legg Mason, Inc.'s Annual Report on Form 10‑K for the year ended March 31, 2012. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
July 12, 2012